Exhibit 99.2

A MESSAGE TO STAKEHOLDERS

As you know, on 7 September 2009, Kraft Foods announced that we sent a letter to the Board of Directors of Cadbury plc to discuss the possibility of combining our two companies. Although the Board of Cadbury plc has rejected this proposal, Kraft Foods is committed to working toward a recommended transaction and to maintaining a constructive dialogue. We believe that we can strengthen both our companies by bringing them together. We are eager to build upon Cadbury plc’s iconic brands and strong British heritage through increased investment and innovation.

We have great respect for Cadbury plc. We strongly believe that combining our two well-respected companies is a great way for us both to continue to nurture and grow our collective brands.

This proposed combination would create:

•	A company with approximately $50 billion in revenues;

•	A global powerhouse in snacks, confectionery and quick meals with an exceptional portfolio of leading brands;

•	A geographically diversified combined business, with leading positions and significant scale in key developing markets including India, Mexico, Brazil, China, and Russia; and

•	A strong presence in instant consumption channels in both developed and developing markets, expanding the reach and margin potential of the combined business.*

We understand the great sense of pride that Cadbury plc has for its brands. Kraft Foods also has a long history of respecting and building iconic brands like Oreo, LU, Milka, Toblerone, Kenco, Philadelphia and Dairylea. Kraft Foods is eager to build upon Cadbury plc’s success, iconic brands and strong British heritage through increased investment and innovation.

We believe the business reasons for combining the two companies are clear, compelling and significant. But we believe this proposed combination is about cultural “fit” as well. It’s about value and values. We share many of the same priorities – from food safety to sustainable sourcing to community involvement. In short, we see a great fit.

At this point, we have only made a proposal to combine our two companies. We have made no formal offer yet and there is no guarantee that we will make one.

We have asked the Board of Cadbury plc to consider our proposal with the hope of reaching an agreement. The timing of any potential transaction will depend on a number of factors and we will make a further announcement when appropriate.

Meanwhile, we invite you to visit our corporate website, www.kraftfoodscompany.com, to learn more about our company. We will also update this transaction website with all of our latest communications about this proposed combination.

*Nothing in this document is intended to be a profit forecast and the statements in this document should not be interpreted to mean that the earnings per Kraft Foods share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements regarding our possible offer to combine with Cadbury plc. Such statements include statements about the benefits of the proposed combination, expected future earnings, revenues and cost savings and other such items, based on our plans, estimates and projections. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, the possibility that the possible offer will not be pursued and the risk factors set forth in our filings with the US Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this document except as required by applicable law or regulation.

ADDITIONAL US-RELATED INFORMATION

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury plc or Kraft Foods. Subject to future developments, Kraft Foods may file a registration statement and/or tender offer documents with the SEC in connection with the proposed combination. Cadbury plc shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they will contain important information. Those documents, if and when filed, as well as Kraft Foods’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

RESPONSIBILITY STATEMENT

The directors of Kraft Foods each accept responsibility for the information contained in this document, save that the only responsibility accepted by them in respect of information in this document relating to Cadbury plc or the Cadbury Group (which has been compiled from public sources) is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the directors of Kraft Foods (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of that information.